AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NETCAPITAL FUNDING PORTAL, INC.

VALUESETTERS, INC.

AND

NETCAPITAL ACQUISITION VEHICLE INC.

August 23, 2020

 AGREEMENT AND PLAN OF MERGER

 This Agreement and Plan of Merger (this “Agreement”) is entered into as of August 23, by and among NetCapital Funding Portal Inc., a Delaware corporation (“NCFP”), ValueSetters, Inc., a Utah corporation (“VSTR”), and NetCapital Acquisition Vehicle Inc., a Delaware corporation (“NCAV”) and an indirect wholly owned subsidiary of VSTR.

 W I T N E S E T H

WHEREAS, the Boards of Directors of NCFP, VSTR and NCAV have determined that it is in the best interests of such companies and their respective stockholders to consummate the merger of NCAV with and into NCFP with NCFP as the surviving corporation (the “Merger”);

WHEREAS, NCAV is wholly owned by Netcapital Systems LLC, a Utah limited liability company, (“LLC”);

WHEREAS, LLC is wholly owned by VSTR and is a disregarded entity for federal income tax purposes;

WHEREAS, LLC, as the sole stockholder of NCAV, will approve this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Delaware General Corporation (the “GCL”) and the Bylaws of NCAV;

WHEREAS, NetCapital Systems LLC, a Delaware limited liability company (“NCS”) as the sole shareholder of NCFP has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to the GCL and NCS’ Limited Liability Company Agreement;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of common stock of NCFP shall be converted into the right to receive upon the Effective Time (as hereinafter defined) the Merger Consideration (as hereinafter defined);

WHEREAS, prior to the Merger, VSTR will perform a reverse stock split of its 831,269,212 outstanding shares of common stock at a rate of 2000:1;

WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan; and

WHEREAS, the parties to this Agreement intend that the Merger qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, and that VSTR, NCFP and NCAV will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

 ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Delaware Agreement of Merger” shall mean the Agreement of Merger, to be accompanied by the related officer’s certificates, in substantially the forms attached hereto as Exhibit B.

“Certificate of Merger” shall mean the certificate of merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning as set forth in Section 2.1 hereof.

“Closing Date” shall have the meaning as set forth in Section 2.1 hereof.

“Code” has the meaning ascribed thereto in the preambles to this Agreement.

“Copyrights” has the meaning ascribed thereto in Section 3.20(a).

“Effective Date” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 2.1 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“Evaluation Material” shall have the meaning ascribed thereto in Section 6.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Rate” means (16,625 shares of VSTR Common Stock for one share of NCFP stock 16,625:1), rounded to be whole shares.

“VSTR Common Stock” shall mean the common stock, par value $.001 per share, of VSTR.

“VSTR 8-K Reports” shall have the meaning ascribed thereto in Section 4.4.

“VSTR Insiders” shall have the meaning ascribed thereto in Section 4.9.

“VSTR Intellectual Property” shall have the meaning ascribed thereto in Section 4.21.

“VSTR Latest Balance Sheet” shall have the meaning ascribed thereto in Section 4.15.

“VSTR Market Capitalization” shall mean, as of any given date, the closing price for VSTR Common Stock multiplied by the number of shares of VSTR Common Stock issued and outstanding on any such date.

“VSTR Permits” shall have the meaning ascribed thereto in Section 4.10(b).

“VSTR Returns” shall have the meaning ascribed thereto in Section 4.7(a).

“VSTR SEC Filings” shall have the meaning ascribed thereto in Section 4.4.

“VSTR Subsidiary” or “VSTR Subsidiaries” shall have the meaning ascribed thereto in Section 4.6.

“VSTR 10-K Reports” shall have the meaning ascribed thereto in Section 4.4.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person have Knowledge of such fact or other matter.

“Material Adverse Effect” shall, with respect to an entity, mean a material adverse effect on the business, operations, and results of operations or financial condition of such entity on a consolidated basis.

“Merger” shall have the meaning ascribed thereto in the preambles of this Agreement.

“Merger Consideration” means the shares of VSTR Common Stock issuable in connection with the Merger to the holders of NCFP Common Stock, based on the Exchange Rate.

“Options” shall have the meaning as set forth in Section 2.2(f) hereof.

“NCFP Common Stock” means the common shares, par value $.01, of NCFP.

“NCFP Financial Statements” shall have the meaning as set forth in Section 3.10 hereof.

“NCFP Insiders” shall have the meaning as set forth in Section 3.8 hereof.

“NCFP Intellectual Property” shall have the meaning as set forth in Section 3.20 hereof.

“NCFP Latest Balance Sheet” shall have the meaning as set forth in Section 3.14 hereof.

“NCFP Permits” shall have the meaning as set forth in Section 3.9(b) hereof.

“NCFP Returns” shall have the meaning as set forth in Section 3.6(a) hereof.

“Patents” has the meaning ascribed thereto in Section 3.20(a).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

“Representatives” shall have the meaning ascribed thereto in Section 6.3(a).

“Requisite NCAV Stockholder Vote” shall have the meaning ascribed thereto in Section 4.2.

“Requisite NCFP Stockholder Vote” shall have the meaning ascribed thereto in Section 3.2.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” shall mean, with respect to any Person, (i) each Person in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities and (ii) any other Person which such Person controls through management, policies, contract or otherwise, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Surviving Corporation” shall have the meaning ascribed thereto in Article II.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax , fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Trademarks” has the meaning ascribed thereto in Section 3.20(a).

 ARTICLE II
MERGER

Section 2.1 The Merger.

Upon the terms and subject to the conditions hereof, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof, but in no event later than two days thereafter, unless the parties shall otherwise agree, a certificate of merger (the “Certificate of Merger”) providing for the merger of NCAV with and into NCFP (the “Merger”) shall be duly prepared, executed and filed by NCFP in accordance with the relevant provisions of the Delaware General Corporation Law (the “GCL”) and the parties hereto shall take any other actions required by law to make the Merger effective (the “Effective Date”). Prior to the filing of the Certificate of Merger, a closing shall take place at the offices of Eckert Seamans Cherin & Mellott, LLC, Two International Place, 16th Floor, Boston, MA 02110 (the “Closing”).

Following the Merger, NCFP, with all its purposes, objects, rights, privileges, powers and franchises, shall continue, and NCAV shall cease to exist. The time the Merger becomes effective is referred to herein as the “Effective Time” and the date on which the Effective Time occurs is referred to as the “Closing Date.” The term “Surviving Corporation” as used herein shall mean NCFP, as a Subsidiary of VSTR after giving effect to the Merger.

Section 2.2 Effects of Merger.

The Merger shall have the effects set forth in the GCL. As of the Effective Time, (i) NCAV will merge with and into NCFP, with NCFP as the Surviving Company, and (ii) NCFP will become an indirect Subsidiary of VSTR.

Section 2.3 Certificate of Incorporation and By-Laws

The Certificate of Incorporation and the Bylaws of the Surviving Corporation immediately prior to the Effective Time shall remain in effect following the Merger.

Section 2.4 Conversion

At the Effective Time, by virtue of the Merger and without any action on the part of VSTR, NCAV, NCFP or the holder of any of the following securities:

(a)	Each issued and outstanding share of NCFP Common Stock (other than shares to be cancelled in accordance with Section 2.4(b) hereof), par value $.01, shall be converted into the right to receive 1,662 fully paid and nonassessable shares of VSTR Common Stock, par value $.001. The number of VSTR shares of Common Stock shall equal 80% of the total number of such shares outstanding immediately upon issuance of the (“Merger Consideration”).

(b)	Each share of NCFP Common Stock which is held in the treasury of NCFP and each share of NCFP Common Stock held by VSTR or any subsidiary of VSTR shall be cancelled and retired and cease to exist.

(c)	Each issued and outstanding share of the capital stock of NCAV shall be converted into and become one fully paid and nonassessable share of NCFP Common Stock.

Section 2.5 Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code.

Section 2.6 Rights of Holders of NCFP Common Stock. On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of NCFP Common Stock shall be deemed for all purposes, to evidence ownership of and to represent the number of whole and fractional shares of VSTR Common Stock into which such shares of NCFP Common Stock shall have been exchanged pursuant to Section 2.4 above. In any matters relating to such certificates of NCFP Common Stock, VSTR may rely conclusively upon the record of stockholders maintained by NCFP containing the names and addresses of the holders of record of NCFP Common Stock on the Effective Date. The record holder of each such outstanding certificate representing shares of NCFP Common Stock, shall, after the Effective Date, be entitled to vote the shares of VSTR Common Stock on any matters on which the holders of record of VSTR Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote.

Section 2.7 Supplemental Consideration. Following the Effective Date, if the average VSTR Market Capitalization for any 15 consecutive trading days equals or exceeds $11,500,000, then VSTR shall issue, as a component part of the reorganization, additional VSTR Common Stock to NCS. The number of shares to be issued shall be determined by dividing the then outstanding principal and accrued but unpaid interest on NCS’ outstanding convertible promissory notes by the average closing price of the VSTR Common Stock for such 15-day period.

Section 2.8 Procedure for Exchange of Certificates

(a)           After the Effective Time, the holder of certificates theretofore evidencing outstanding 1,000 shares of NCFP Common Stock, upon surrender of such certificates to the Secretary of VSTR, shall be entitled to receive certificates representing the number of shares of VSTR Common Stock into which shares of NCFP Common Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.5 hereof. VSTR shall not be obligated to deliver any such shares of VSTR Common Stock to which any former holder of shares of NCFP Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing NCFP Common Stock shall be canceled. All shares of VSTR Common Stock issued upon the surrender for exchange of NCFP Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of NCFP Common Stock.

(b)           Any shares of VSTR Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by VSTR of a written opinion of counsel reasonably satisfactory to VSTR to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends shall be placed on all certificates representing shares of VSTR Common Stock issued in the Merger, substantially as follows:

“NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS ”.

 2.9       Directors and Officers of the Surviving Company. At the Effective Time, the directors and officers of the Surviving Company shall be the existing directors and officers of NCFP.

2.10        Directors and Officers of VSTR. At the Effective Time, the directors and officers of VSTR shall remain unchanged. VSTR shall continue to be governed by its officers and directors. The Surviving Company shall operate as an indirect subsidiary of VSTR.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NCFP

NCFP hereby represents and warrants to VSTR and NCAV as follows:

 3.1           Organization and Qualification. NCFP is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of NCFP that have been made available to VSTR prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. To NCFP’s Knowledge, NCFP is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified.

 3.2           Authority Relative to this Agreement; Non-Contravention. The execution and delivery of this Agreement by NCFP and the consummation by NCFP of the transactions contemplated hereby have been duly authorized by the Board of Directors of NCFP and, except for approval of this Agreement and the Merger by the requisite vote or consent of NCFP’s stockholders (the “Requisite NCFP Stockholder Vote”), no other corporate proceedings on the part of NCFP are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by NCFP and, assuming it is a valid and binding obligation of VSTR and NCAV, constitutes a valid and binding obligation of NCFP enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. NCFP is not subject to, or obligated under, any provision of (a) its Articles of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement , or the consummation of the transactions contemplated hereby. Except for (x) approval of the Financial Industry Regulatory Authority (“FINRA”), (y) the filing of the Certificate of Merger with the Secretary of State of Delaware, and (z) the filing of the Delaware Agreement of Merger and related officer’s certificates with the Delaware Secretary of State, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of NCFP for the consummation by NCFP of the transactions contemplated by this Agreement.

 3.3           Capitalization.

(a)            The authorized, issued and outstanding shares of capital stock of NCFP as of the date hereof are 5,000, 1,000 and 1,000 shares, respectively. The issued and outstanding shares of capital stock of NCFP are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to NCFP’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. NCFP has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by NCFP and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from NCFP any shares of capital stock or other securities of NCFP of any kind.

 3.4           Litigation. There are no uninsured actions, suits, proceedings, orders or investigations pending or, to the Knowledge of NCFP, threatened against NCFP, at law or in equity, or before or by, and NCFP has not received any requests (formal or informal) for information or documents from, any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than in the process of obtaining licenses with exposure in excess of $100,000.

 3.5           Subsidiaries. There are no NCFP subsidiaries.

 3.6           Tax Matters.

(a)            (i) NCFP has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“NCFP Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such NCFP Returns are complete and accurate in all material respects; (iii) NCFP has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) NCFP has established on the NCFP Latest Balance Sheet , in accordance with GAAP , reserves that are adequate for the payment of any Taxes not yet paid; and (v) NCFP has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof.

(b)            There are no liens for Taxes upon any assets of NCFP, except liens for Taxes not yet due.

(c)            No deficiency for any Taxes has been asserted, assessed or, to NCFP’s Knowledge, proposed against NCFP that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by NCFP regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or NCFP Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to NCFP by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of NCFP, is any such Tax audit or other proceeding threatened with regard to any Taxes or NCFP Returns.  NCFP does not expect the assessment of any additional Taxes of NCFP for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of NCFP which would exceed the estimated reserves established on its books and records.

(d)            NCFP is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by NCFP not to be deductible (in whole or in part) under Section 280G of the Code. NCFP is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by NCFP with respect to Taxes. NCFP is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.  NCFP has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. No claim has ever been made by a taxing authority in a jurisdiction where NCFP does not currently file NCFP Returns that NCFP is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of NCFP. NCFP has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. NCFP is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes.[1] NCFP has not filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any Person.

(e)            NCFP has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax -free treatment under Section 355 of the Code.

(f)             NCFP has not requested any extension of time within which to file any NCFP Return, which return has not since been filed.

 3.7           Contracts and Commitments.

(a)            NCFP is either not a party to or has disclosed any of the following, whether oral or written, to which NCFP is a party, which are currently in effect, and which relate to the operation of NCFP’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase, restricted stock or stock option plan or other equity compensation plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) contract, agreement or understanding relating to the voting of NCFP Common Stock or the election of directors of NCFP; (vii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of NCFP; (viii) guaranty of any obligation for borrowed money or otherwise; (ix) lease or agreement under which NCFP is lessee of, or holds or operates any property, real or personal, owned by any other party; (x) lease or agreement under which NCFP is lessor of, or permits any third party to hold or operate, any property, real or personal; (xi) contract which prohibits NCFP from freely engaging in business anywhere in the world; (xii) contract or commitment for capital expenditures; (xiii) agreement for the sale of any capital asset; or (xiv) other agreement which is either material to NCFP’s business or was not entered into in the ordinary course of business.

(b)            To NCFP’s Knowledge, NCFP has performed all obligations required to be performed by it in connection with the contracts, understandings, arrangements or commitments described in Section (a) above and is not in receipt of any claim of default under any contract, understanding, arrangement or commitment required to be disclosed under such caption; NCFP has no present expectation or intention of not fully performing any material obligation pursuant to any contract, understanding, arrangement or commitment required to be disclosed under such caption; and NCFP has no Knowledge of any breach or anticipated breach by any other party to any contract, understanding, arrangement or commitment required to be disclosed under such caption.

 3.8          Affiliate Transactions. NCFP has previously disclosed the following: agreements between NCFP and officers, directors or employees of NCFP, or any member of the immediate family of any officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market and less than five percent of whose stock is beneficially owned by any of such persons) (collectively “NCFP Insiders”). For purposes of this Section 3.8, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

 3.9           Compliance with Laws; Permits.

(a)            To NCFP’s Knowledge, NCFP has complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against NCFP, and NCFP has not received any notice, alleging a violation of any such laws, regulations or other requirements. NCFP is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to NCFP after the Effective Date.

(b)            NCFP has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities necessary to conduct its business and operate its properties (collectively, the “NCFP Permits”), and to the Knowledge of NCFP, NCFP has conducted its business in compliance with all material terms and conditions of the NCFP Permits .

 3.10        Financial Statements. NCFP has made available to VSTR the financial statements of NCFP as of June 30, 2020 (the “NCFP Financial Statements”). The NCFP Financial Statements have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of NCFP as of the dates of and for the periods referred to in the NCFP Financial Statements.

 3.11        Books and Records. The books of account, minute books, stock record books, and other records of NCFP, complete copies of which have been made available to VSTR, have been properly kept and contain noinaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VSTR. At the Closing, all of NCFP’s records will be in the possession of NCFP.

 3.12         Real Property. NCFP does not own any real property.

 3.13         Insurance. The insurance policies owned and maintained by NCFP that are material to NCFP are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that NCFP is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement ), and NCFP has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

 3.14        No Undisclosed Liabilities. Except as reflected in the balance sheet of NCFP at June 30, 2020 (the “NCFP Latest Balance Sheet”) and liabilities which have arisen after the date of the NCFP Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability), NCFP has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise).

 3.15         Environmental Matters. None of the operations of NCFP involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

 3.16         Absence of Certain Developments. Except as disclosed in the NCFP Financial Statements or as otherwise contemplated by this Agreement, since the date of the NCFP Latest Balance Sheet, NCFP has conducted its business only in the ordinary course consistent with past practice.

 3.17         Employee Benefit Plans.

NCFP has no (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of NCFP, in the case of a plan described in (i) or (ii) above, that is currently maintained by NCFP or with respect to which NCFP has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect.

 3.18         Employee Relations. To the Knowledge of NCFP, (i) neither any executive employee of NCFP nor any group of NCFP’s employees has any plans to terminate his, her or its employment; (ii) NCFP has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against NCFP nor is NCFP aware of any facts that would give rise to such a claim; (iv) to the Knowledge of NCFP, no employee of NCFP is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of NCFP; and (v) no employee or former employee of NCFP has any claim with respect to any intellectual property rights of NCFP.

 3.19        Proprietary Information and Inventions. To NCFP’s Knowledge, no current or former NCFP employee, consultant or advisory board member who is party to a non-disclosure agreement has breached that non-disclosure agreement. To NCFP’s Knowledge, no current NCFP employee, consultant or advisory board member who is party to an employment agreement with NCFP has breached the non-disclosure provisions of that agreement.

 3.20         Intellectual Property.

(a)            To its Knowledge, NCFP owns or has valid and enforceable licenses to use all of the following used in or necessary to conduct its business as currently conducted (collectively, the “NCFP Intellectual Property”):

(i)             patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing (collectively, “Patents”);

(ii)            registered and unregistered copyrights and copyright applications (collectively, “Copyrights”);

(iii)           registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor (collectively, “Trademarks”);

(iv)          trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable);

(v)            software.

(b)           All NCFP Intellectual Property has been disclosed.

(c)            To its Knowledge, NCFP has exclusive rights to the NCFP Intellectual Property owned by it (with the exception of any such rights retained by governmental organizations and licensors), free and clear of all liens and encumbrances. No Copyright registration, Trademark registration, or Patent of NCFP has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to NCFP’s Knowledge, threatened opposition or cancellation proceeding in any country.

(d)            To NCFP’s Knowledge (1) neither the conduct of NCFP’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person , and (2) there are no infringements of the NCFP Intellectual Property by any Person. There are no claims pending or, to NCFP’s Knowledge, threatened (1) alleging that NCFP’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, or (2) alleging that the NCFP Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the NCFP Intellectual Property.

(e)            NCFP is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the NCFP Intellectual Property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on NCFP.

 3.21        Tax -Free Reorganization. Neither NCFP nor, to NCFP’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

 3.22        Vote Required. The affirmative vote or consent of a majority of the holders of the outstanding shares of NCFP Common Stock is the only vote of the holders of any class or series of NCFP capital stock necessary to approve the Merger.

 3.23        Full Disclosure. The representations and warranties of NCFP contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which NCFP has Knowledge that has not been disclosed to VSTR pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on NCFP or materially adversely affect the ability of NCFP to consummate in a timely manner the transactions contemplated hereby.

 3.24        No Brokers or Finders. Neither NCFP nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

 ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF VSTR AND NCAV

VSTR and NCAV hereby represent and warrant to NCFP as follows (for purposes of this Article IV, all references to VSTR shall include VSTR and VSTR’s Subsidiaries including LLC):

 4.1           Organization and Qualification. VSTR is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. NCAV is, and on the Effective Date will be, a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware, and each has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted. Each VSTR Subsidiary (other than LLC) is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the state of its organization. LLC is, and on the Effective Date will be, a limited liability company duly formed, validly existing and in good standing under the laws of Utah. The copies of the Certificate of Incorporation and Bylaws of VSTR and NCAV and the Certificate of Formation and Operating Agreement of LLC that have been made available to NCFP on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. Each of VSTR and the VSTR Subsidiaries is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on VSTR or any VSTR Subsidiary.

 4.2           Authority Relative to this Agreement; Non-Contravention. Each of VSTR and NCAV has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by VSTR and NCAV, and the consummation by VSTR and NCAV of the transactions contemplated hereby have been duly authorized by (i) the Boards of Directors of VSTR and NCAV and (ii) the manager of NCAV ’s sole stockholder (the “Requisite NCAV Stockholder Vote”). No further corporate proceedings on the part of VSTR or NCAV are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by VSTR. This Agreement has been duly executed and delivered by VSTR and NCAV and, assuming it is a valid and binding obligation of NCFP, constitutes a valid and binding obligation of VSTR and NCAV enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. VSTR is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on VSTR. Except for (x) the filing of the Certificate of Merger with the Delaware Secretary of State, (y) the filing of the Delaware Agreement of Merger and related officer’s certificates with the Delaware Secretary of State, and (z) the filing with the SEC of Current Reports on Form 8-K with respect to the execution and closing of this Agreement , no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of VSTR or NCAV for the consummation by VSTR or NCAV of the transactions contemplated by this Agreement .

 4.3           Capitalization.

(a)            The issued and outstanding shares of capital stock of VSTR as of the date hereof are 831,269,212. Prior to the Effective Date, VSTR shall complete a reverse stock split at 2,000:1 with the result that approximately 415,635 shares of VSTR shall be outstanding on the Effective Date. The issued and outstanding shares of capital stock of VSTR are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to VSTR’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. VSTR has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by VSTR and, except as set forth on Schedule 4.3(a), there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from VSTR any shares of capital stock or other securities of VSTR of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require VSTR to repurchase or otherwise acquire any shares of its capital stock.

(b)            VSTR is not a party to, and, to VSTR’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of VSTR.

(c)            The authorized capital of NCAV consists of 1,000 shares of common stock, par value $$0.001 per share, all of which are, and on the Effective Date will be, issued and outstanding and held of record by VSTR. The issued and outstanding shares of capital stock of NCAV are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, and, to VSTR’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from NCAV any shares of capital stock or other securities of NCAV of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require NCAV to repurchase or otherwise acquire any shares of its capital stock.

 4.4           Exchange Act Reports. Prior to the date of this Agreement, VSTR has made available to NCFP complete and accurate copies of (a) VSTR’s Annual Reports on Form 10-K for the two most recent fiscal years (collectively, the “VSTR 10-K Reports”), as filed with the SEC and (b) all Current Reports on Form 8-K, as filed with the SEC after June 30, 2019 (the “VSTR 8-K Reports” and, together with the VSTR 10-K Reports , the “VSTR SEC Filings”). As of their respective dates or as subsequently amended prior to the date hereof, each of the VSTR SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. The financial statements (including footnotes thereto) included in or incorporated by reference into the VSTR 10-K Reports were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of VSTR as of the dates thereof and results of operations for the periods referred to therein. Since January 1, 2019, VSTR has filed in a timely manner all reports that it was required to file with the SEC pursuant to Section 13(a), 14(a), 14(c) and 15(d) of the Exchange Act.

 4.5           Litigation. As of the date hereof, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of VSTR, threatened against VSTR, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

 4.6           Subsidiaries. Schedule 4.6 correctly sets forth the name and jurisdiction of incorporation or formation of each subsidiary of VSTR (each a “VSTR Subsidiary” and collectively, the “VSTR Subsidiaries”). Except as disclosed on Schedule 4.6, all of the issued and outstanding shares of capital stock of each VSTR Subsidiary are owned directly or indirectly by VSTR free and clear of any option, lien, pledge, security interest, encumbrance or charge of any kind. All of the outstanding shares of capital stock of each VSTR Subsidiary have been, and on the Effective Date will be, duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 4.6, VSTR does not, and on the Effective Date will not, own a material amount of any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other Person that is not a VSTR Subsidiary, except for the ownership disclosed in Form 10-K for the year ended April 30, 2020.

4.7           Tax Matters.

(a)            (i) VSTR has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“VSTR Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such VSTR Returns are complete and accurate in all material respects; (iii) VSTR has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) VSTR has established on the VSTR Latest Balance Sheet , in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; (v) VSTR has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof.

(b)            There are no liens for Taxes upon any assets of VSTR, except liens for Taxes not yet due.

(c)            No deficiency for any Taxes has been asserted, assessed or, to VSTR’s Knowledge, proposed against VSTR that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by VSTR regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or VSTR Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to VSTR by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of VSTR, is any such Tax audit or other proceeding threatened with regard to any Taxes or VSTR Returns. VSTR does not expect the assessment of any additional Taxes of VSTR for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of VSTR which would exceed the estimated reserves established on its books and records.

(d)           VSTR is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by VSTR not to be deductible (in whole or in part) under Section 280G of the Code. VSTR is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by VSTR with respect to Taxes. VSTR is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. VSTR has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. No claim has ever been made by a taxing authority in a jurisdiction where VSTR does not currently file VSTR Returns that VSTR is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of VSTR. VSTR has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. VSTR is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes.

(e)            VSTR has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax -free treatment under Section 355 of the Code.

 4.8           Contracts and Commitments.

(a)            VSTR is not a party to any of the following, whether oral or written, which are currently in effect, and which relate to the operation of VSTR’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person, except as disclosed in Form 10-K for the year ended April 30, 2020; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of VSTR Common Stock or the election of directors of VSTR, other than the Voting Agreement ; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of VSTR, except as disclosed in Form 10-K for the year ended April 30, 2020; (ix) guaranty of any obligation for borrowed money or otherwise, except as disclosed in Form 10-K for the year ended April 30, 2020; (x) lease or agreement under which VSTR is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $50,000; (xi) lease or agreement under which VSTR is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $50,000; (xii) contract which prohibits VSTR from freely engaging in business anywhere in the world; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by VSTR in connection with the Intellectual Property rights; (xiv) contract or commitment for capital expenditures in excess of $50,000; (xv) agreement for the sale of any capital asset; (xvi) contract with any VSTR Subsidiary any Affiliate thereof or of VSTR (other than for employment on customary terms); (xvii) contracts, understandings, arrangements or commitments with respect to the use by VSTR of Intellectual Property of others or by others of Intellectual Property of VSTR; or (xviii) other agreement which is either material to VSTR’s business or was not entered into in the ordinary course of business.

(b)           To VSTR’s Knowledge , VSTR has performed all obligations required to be performed by VSTR in connection with all contracts, understandings, arrangements and commitments to which VSTR is a party and is not in receipt of any claim of default under any such contract, understanding, arrangement or commitment; VSTR has no present expectation or intention of not fully performing any material obligation pursuant to any such contract, understanding, arrangement or commitment; and VSTR has no Knowledge of any breach or anticipated breach by any other party to any such contract, understanding, arrangement or commitment.

 4.9           Affiliate Transactions. No officer, director or employee of VSTR, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market and less than one percent of whose stock is beneficially owned by any of such persons) (collectively “VSTR Insiders”), has any agreement with VSTR or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of VSTR (other than ownership of capital stock of VSTR Subsidiaries ). Except as set forth in Schedule 4.9, VSTR is not indebted to any VSTR Insider (except for reimbursement of ordinary business expenses) and no VSTR Insider is indebted to VSTR (except for cash advances for ordinary business expenses). No VSTR Insider has any direct or indirect interest in any competitor, supplier or customer of VSTR or in any person, firm or entity from whom or to whom VSTR leases any property, or in any other person, firm or entity with whom VSTR transacts business of any nature. For purposes of this Section 4.9, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

 4.10         Compliance with Laws; Permits.

(a)            Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on VSTR, VSTR has complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against VSTR, and VSTR has not received any notice, alleging a violation of any such laws, regulations or other requirements. VSTR is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to VSTR after the consummation of the transactions contemplated by this Agreement.

(b)            Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on VSTR or NCAV, VSTR has, in full force and effect, all licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to permit it to conduct its business and own and operate its properties (collectively, the “VSTR Permits”), and to the Knowledge of VSTR, VSTR has conducted its business in compliance with all material terms and conditions of the VSTR Permits.

 4.11        Validity of the VSTR Common Stock. The shares of VSTR Common Stock to be issued to NCS pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

 4.12        Books and Records. The books of account, minute books, stock record books, and other records of VSTR, complete copies of which have been made available to NCFP, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VSTR. At the Closing, all of VSTR’s records will be in the possession of VSTR.

 4.13         Real Property. VSTR does not own any real property.

 4.14        Insurance. The insurance policies owned and maintained by VSTR that are material to VSTR are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that VSTR is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement ), and VSTR has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

 4.15         No Undisclosed Liabilities. Except as reflected in the consolidated balance sheet of VSTR at September 30, 2018 included in the VSTR 10-K Report for the fiscal year then ended (the “VSTR Latest Balance Sheet”), liabilities which have arisen after the date of the VSTR Latest Balance Sheet in the ordinary course of business and as contemplated in Section 6.2, VSTR has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise).

 4.16         Environmental Matters. None of the operations of VSTR involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

 4.17         Absence of Certain Developments. Except as set forth in Schedule 4.17 or as disclosed in the VSTR SEC Filings or as otherwise contemplated by this Agreement , since September 30, 2018, VSTR has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on VSTR, (ii) any event that would reasonably be expected to prevent or materially delay the performance of VSTR’s obligations pursuant to this Agreement, (iii) any material change by VSTR in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of VSTR or any redemption, purchase or other acquisition of any of VSTR’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of VSTR, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of VSTR, (vi) any amendment to the Certificate of Incorporation or Bylaws of VSTR, (ix) other than in the ordinary course of business consistent with past practice, any capital expenditures by VSTR, (x) purchase, sale, assignment or transfer of any material assets by VSTR, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of VSTR, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on VSTR, or (z) cancellation, compromise, release or waiver by VSTR of any rights of material value or any material debts or claims, (x) any incurrence by VSTR of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (xi) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of VSTR, (xii) entry by VSTR into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xiii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which VSTR is a party or by which any of them is bound, (xiv) entry by VSTR into any loan or other transaction with any officers, directors or employees of VSTR, (xv) any charitable or other capital contribution by VSTR or any VSTR Subsidiary or pledge therefore, (xvi) entry by VSTR into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvii) any negotiation or agreement by VSTR to do any of the things described in the preceding clauses (i) through (xvii).

 4.18         Employee Benefit Plans.

(a)           Schedule 4.18 lists the VSTR (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA , (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, or (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of VSTR, in the case of a plan described in (i) or (ii) above, that is currently maintained by VSTR or with respect to which VSTR has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect.

(b)           No director, officer, or employee of VSTR will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) solely as a result of consummation of the transactions contemplated by this Agreement .

 4.19         Employees. VSTR has 73 employees.

 4.20        Proprietary Information and Inventions. To VSTR’s Knowledge, no current or former VSTR employee, consultant or advisory board member who is party to a non-disclosure agreement has breached that non-disclosure agreement. To VSTR’s Knowledge, no current VSTR employee, consultant or advisory board member who is party to an employment agreement with VSTR has breached the non-disclosure provisions of that agreement.

 4.21         Intellectual Property.

(a)            To its Knowledge, VSTR owns or has valid and enforceable licenses to use all of the following used in or necessary to conduct its business as currently conducted (collectively, the “VSTR Intellectual Property”):

(i)            patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing (collectively, “Patents”);

(ii)            registered and unregistered copyrights and copyright applications (collectively, “Copyrights”);

(iii)           registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor (collectively, “Trademarks”);

(iv)          trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable);

(v)            software.

(b)            VSTR has disclosed a complete and accurate list of all Patents, Trademarks, registered or material Copyrights and software owned by VSTR.

(c)            To its Knowledge, VSTR has exclusive rights to the VSTR Intellectual Property owned by it (with the exception of any such rights retained by governmental organizations and licensors), free and clear of all liens and encumbrances. No Copyright registration, Trademark registration, or Patent of VSTR has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to VSTR’s Knowledge, threatened opposition or cancellation proceeding in any country.

(d)           To VSTR’s Knowledge (1) neither the conduct of VSTR’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person , and (2) there are no infringements of the VSTR Intellectual Property by any Person . There are no claims pending or, to VSTR’s Knowledge, threatened (1) alleging that VSTR’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, or (2) alleging that the VSTR Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the VSTR Intellectual Property.

(e)            VSTR is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the VSTR Intellectual Property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on VSTR.

 4.22         Tax Free Reorganization. Neither VSTR nor, to VSTR’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

 4.23         Financial Statements. The financial statements of VSTR included in the VSTR SEC Filings have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of VSTR as of the dates of and for the periods referred to in such financial statements.

 4.24         Full Disclosure. The representations and warranties of VSTR and NCAV contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which VSTR or NCAV has Knowledge that has not been disclosed to VSTR pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on VSTR or NCAV, or materially adversely affect the ability of VSTR or NCAV to consummate in a timely manner the transactions contemplated hereby.

4.25        No Brokers or Finders None of VSTR or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

 ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

 5.1          Conduct of Business by NCFP. From the date of this Agreement to the Effective Date , unless VSTR shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement , including but not limited to this Section 5.1, NCFP shall not, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of NCFP, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of NCFP, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and NCFP’s past custom and practice, (f) issue or sell any shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return or (i) incur any expenses or other liabilities other than in the ordinary course of business consistent with past practice.

 5.2          Conduct of Business by VSTR. From the date of this Agreement to the Effective Date , unless NCFP shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.2, VSTR shall not, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of VSTR, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of VSTR, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and VSTR’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

 ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

 6.1           Governmental Filings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act , to consummate the transactions contemplated by this Agreement . Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

 6.2           Expenses. Except as otherwise provided in this Agreement, in the event that the transaction contemplated by this Agreement does not close, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. In the event that the transaction contemplated by this Agreement does close, VSTR shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, and NCFP shall pay the costs and expenses incurred by NCFP in connection with this Agreement and the transactions contemplated hereby.

 6.3           Due Diligence; Access to Information; Confidentiality.

(a)            Prior to the date hereof, VSTR and NCFP have afforded, and between the date hereof and the Closing Date, VSTR and NCFP shall afford, to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall continue to permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) relating to the assets or business activities in which the requesting party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party. In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that the requesting party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

 6.4           Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation § 1.368-2(g) and 1.368-3(a). Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a statutory merger under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local laws); except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

 6.5           Press Releases. VSTR and NCFP shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following a reasonable period of time (in light of the circumstances) for compliance with the next sentence, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

 6.6           Securities Reports. VSTR shall timely file with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act. All such reports and documents (i) shall not, as of the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) shall comply as to form, in all material respects, with the applicable rules and regulations of the SEC. VSTR agrees to provide to NCFP copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date within two (2) days after the date such reports or other documents are filed with the SEC . From and after the Closing Date, the preparation and filing of SEC reports for VSTR shall be the responsibility of VSTR management.

6.7           Shareholder Approval. Each of NCAV and NCFP will obtain their respective Stockholder Votes to approve this Agreement and the Merger.

6.8           No Solicitation.

(a)           Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither VSTR nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination.

(b)           Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither NCFP nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination.

 6.9           Failure to Fulfill Conditions.

In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

 6.10         Notification of Certain Matters.

On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

 ARTICLE VII
CONDITIONS

 7.1           Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

 (a)            No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

 (b)            Stockholder Approvals. This Agreement and the Merger shall have been approved by the Requisite NCAV Stockholder Vote and the Requisite NCFP Stockholder Vote.

 (c)            Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by VSTR or any of VSTR’s Subsidiaries of all or a material portion of the business or assets of NCFP, or to compel NCFP or VSTR to dispose of or to hold separately all or a material portion of the business or assets of NCFP or of VSTR or any of Subsidiary of VSTR, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially and adversely affecting the transactions contemplated hereby or the business or operations of NCFP, VSTR or any of VSTR’s Subsidiaries .

 (d)            Governmental Action. There shall not be any action taken or threatened, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(c).

 (e)            Market Condition. There shall not have occurred any general suspension of trading on the New York Stock Exchange, The Nasdaq Stock Market, or any suspension of trading in VSTR Common Stock , or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets generally that would make completion of the Merger impossible.

 7.2           Additional Conditions to Obligation of VSTR and NCAV. The obligation of VSTR and NCAV to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

 (a)            Representations and Compliance. NCFP shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

 (b)            Secretary’s Certificate. NCFP shall have furnished to VSTR (i) copies of the text of the resolutions by which the corporate action on the part of NCFP necessary to approve this Agreement , the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of NCFP by its corporate secretary or one of its assistant corporate secretaries certifying to VSTR that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of NCFP by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of NCFP executing this Agreement , the Delaware Agreement of Merger and related officer’s certificate or any other agreement, certificate or other instrument executed pursuant hereto by NCFP, (iv) a copy of the Articles of Incorporation of NCFP, certified by the Secretary of State of Delaware, and a certificate from the Secretary of State of Delaware evidencing the good standing of NCFP in such jurisdiction as of a day within three business days prior to the Closing Date .

 (c)            Consents and Approvals. NCFP shall have obtained the consent and approval of FINRA to the transactions contemplated by this Agreement , plus all other consents and approvals necessary to consummate the transactions contemplated by this Agreement , in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of NCFP’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting NCFP or any license, franchise or permit of or affecting NCFP.

 (d)            Merger Certificate. NCFP shall have executed and delivered for filing a copy of the Delaware Agreement of Merger and related officer’s certificate.

 7.3          Additional Conditions to Obligation of NCFP. The obligation of NCFP to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

 (a)           Representations and Compliance. VSTR and NCAV, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Date.

 (b)           Secretary’s Certificate. VSTR shall have furnished to NCFP (i) copies of the text of the resolutions by which the corporate action on the part of VSTR necessary to approve this Agreement and the Certificate of Merger , and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporate secretary of VSTR dated as of the Closing Date certifying to NCFP that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of VSTR by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of VSTR executing this Agreement , the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) a copy of the Articles of Incorporation of VSTR, certified by the Secretary of State of Utah, and a certificate from the Secretary of State of Utah evidencing the good standing of VSTR in such jurisdiction as of a day within three business days prior to the Closing Date .

 (c)            Consents and Approvals. VSTR and NCAV shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement , in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of VSTR’s or NCAV ’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting VSTR or any VSTR Subsidiary or any license, franchise or permit of or affecting VSTR or any VSTR Subsidiary .

 (d)            Merger Certificate. NCAV shall have executed a copy of the Certificate of Merger. Additionally, VSTR and NCAV shall have executed and delivered for filing a copy of the Delaware Agreement of Merger and related officer’s certificate.

 (e)            Reserve Stock Split. VSTR shall have completed the reverse stock split of its Common Stock such that approximately 415,635 shares of such stock are issued and outstanding immediately prior to closing under this Agreement.

 ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

 8.1           Termination. This Agreement may be terminated prior to the Effective Date:

(a)            by mutual consent of VSTR and NCFP, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

(b)            by NCFP, if any representation of VSTR or NCAV set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.2(a) could not be satisfied;

(c)            by VSTR, if any representation of NCFP set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.3(a) could not be satisfied;

(d)            by NCFP, if VSTR or NCAV fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.2(a) could not be satisfied;

(e)            by VSTR, if NCFP fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.3(a) could not be satisfied;

(f)             by VSTR or NCFP, if the conditions in Sections 7.2(b)(ii) and 7.3(b)(i) are not met; and

(g)            by either VSTR or NCFP if the Closing Date is not on or before October 31, 2020, or such later date as VSTR and NCFP may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement).

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other party.

 ARTICLE IX
GENERAL PROVISIONS

 9.1           Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to VSTR or
NCAV:	745 Atlantic Avenue
Boston, MA 02111
cecilia.lenk@valuesetters.com
Attn: Cecilia Lenk
cecilia.lenk@valuesetters.com
With copies to:	745 Atlantic Ave
Boston, MA 02111
shannon@codelaw.com
Attn: Shannon Keyes

If to NCFP:	745 Atlantic Avenue
Boston, MA 02111
jason@netcapital.com
Attn: Jason Frishman

With copies to:	Eckert Seamans
Two International Place, 16th Floor, Boston MA 02110
PCarr@eckertseamans.com
Attn:Peter Carr

All such notices and other communications shall be deemed to have been duly given as follows: (i) if delivered by hand, when received; (ii) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (iii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

 9.2           No Survival. The representations and warranties and obligations contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 8.1, except that the obligations contained in Article II and any other obligation contained in this Agreement requiring performance or compliance after the Effective Time (including without limitation Section 6.3) will survive the Effective Time indefinitely.

 9.3           Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

 9.4           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

 9.5           Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

 9.6           Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

 9.7           Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

 9.8           Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

 9.9           Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

 9.10        Governing Law. This Agreement, including, the construction and interpretation thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed by the laws of the State of Delaware without regard to principles of conflicts of law that would defer to the laws of another jurisdiction.

 9.11        Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, in each instance in the city of Dallas, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

 9.12         Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to consummate the transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

[Remainder of Page Left Intentionally Blank – Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

VALUESETTERS, INC.

By: /s/ Cecilia Lenk________
Name: Cecilia Lenk
Title: CEO _

NETCAPITAL FUNDING PORTAL, iNC.

By: _/s/ Jason Frishman___
Name: Jason Frishman
Title: CEO _

NETCAPITAL ACQUISITION VEHICLE, INC.

By: _______/s/ Cecilia Lenk
Name: Cecilia Lenk
Title: CEO _

[Signature page to Agreement and Plan of Merger]